CARS.COM INC.

INSIDER TRADING POLICY

I.
Introduction

Cars.com Inc. and its subsidiaries (“CARS”) is committed to conducting business with integrity and in compliance with all applicable laws and regulations. Insider trading refers to trading in a company’s securities while in possession of material, non-public information about the company. Federal securities laws prohibit buying or selling securities, directly or indirectly, while in possession of material, non-public information and impose severe civil and criminal penalties for violations. It is also illegal to share material, non-public information with a third party (commonly called “tipping”) so that the third party may trade based on the information.

CARS has adopted this Insider Trading Policy ("Policy") to promote compliance with securities laws and prevent insider trading. All employees must carefully read and comply with this Policy. If there are any questions regarding this Policy or whether a transaction might be considered insider trading, contact the Chief Legal Officer. Violating this Policy may result in disciplinary action, up to and including termination of employment, and may also result in civil and criminal penalties imposed by government agencies.

II.
Scope

All CARS directors, officers, employees, independent contractors, and consultants (collectively, “CARS Personnel”) must comply with this Policy and all applicable insider trading laws and regulations. This Policy also applies to (i) any Family Member of CARS Personnel, (ii) any Related Entity of CARS Personnel and (iii) any Related Entity of a Family Member of CARS Personnel. This Policy refers to the individuals and entities that are subject to this Policy as “Covered Persons” or a “Covered Person.”

For purposes of this Policy, a “Family Member” is any person who is a dependent of, shares a household with or whose trading activity is controlled or influenced by the individual. A “Related Entity” is any trust, corporation, partnership, limited liability company, trust or other entity or organization controlled by a Covered Person.

This Policy also applies to transactions in:

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CARS Securities: This includes all forms of securities, including common stock, preferred stock, options, warrants, convertible securities, derivative securities and any other securities issued by CARS.
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Securities of Other Companies: CARS Personnel who, as a result of their roles with CARS, learn of material, non-public information about another company may not trade in that other company’s securities until the information becomes public or is no longer material. This includes, but is not limited to, material, non-public information about CARS’ customers, vendors, and competitors.
III.
Prohibition on Insider Trading

A.
General Insider Trading Prohibition

CARS prohibits Covered Persons from:

1.
Trading in CARS Securities while in possession of material, non-public information;
2.
Trading in securities of another company while in possession of material, non-public information about that company if the material, non-public information was obtained in the course of or as a result of the Covered Person’s employment or other relationship with or to CARS;
3.
Recommending or otherwise encouraging another person to trade in CARS Securities or another company while in possession of material, non-public information; and
4.
Providing material, non-public information to another person for the purpose of trading in CARS Securities or another company.

For purposes of this Policy, “trading” includes all acquisitions, dispositions, or other transfers of a security, such as purchases, sales, and gifts.

Material Information. Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or hold a security. Examples of material information include, but are not limited to:

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financial results, key metrics, financial condition, guidance, projections, or forecasts;
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news of a pending or proposed merger, acquisition, joint ventures, tender offer or sale of significant assets or a subsidiary;
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business plans, financial restatements, or significant budget changes;
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significant developments involving business relationships, including execution, modification or termination of significant agreements with customers, vendors or other business partners;
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plans to launch new offerings or technologies;
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new materials contracts or loss of key customers;
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major personnel changes, such as changes in senior management or the board of directors, or reorganization/restructuring;
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data breaches or cybersecurity issues;
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pending or threatened significant litigation;
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impending bankruptcy or financial liquidity problems; and

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significant corporate events, such as adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings.

Non-public Information. Information is “non-public” unless it has been widely disseminated publicly (through, for example, a press release or SEC filing) and the public has had an opportunity to absorb and evaluate the information. For purposes of securities trading, information is generally considered non-public until the end of the first full trading day after the information is released. When in doubt, a good rule of thumb is to assume that the information is material and non-public and do not trade.

If a Covered Person is unsure whether information is “material” or “non-public,” contact the Chief Legal Officer.

B.
Other Prohibited Transactions

CARS prohibits specific transactions to prevent inadvertent violations of this Policy and avoid any appearance of impropriety.

Hedging Transactions. CARS prohibits Covered Persons from engaging in transactions that hedge or offset, or are designed to hedge or offset any decrease in the market value of CARS Securities.

Derivative Securities. CARS prohibits Covered Persons from trading in derivative securities based on CARS Securities, including puts, calls, options, warrants or other derivative instruments.

Short Sales. CARS prohibits Covered Persons from engaging in short sales of CARS Securities or in other speculative transactions where an individual may benefit from a decline in the price of CARS Securities.

Pledging and Margin Accounts. CARS prohibits Directors and Section 16 Officers from using CARS Securities as collateral, including pledging CARS stock as collateral in connection with a loan, and holding CARS Securities in a margin account.

C.
Additional Requirements for the Board, Section 16 Officers and Select Employees
1.
Closed Trading Windows

To prevent inadvertent violations of this Policy and avoid any appearance of impropriety, CARS imposes regular closed trading periods for individuals who may have access to material, non-public information as result of their roles with CARS (“Restricted Persons”). CARS prohibits Restricted Persons from trading in CARS Securities, entering into, amending or terminating a 10b5-1 Plan, or gifting CARS Securities during a Closed Trading Window.

Restricted Persons include:

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Members of the Board of Directors;
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The Chief Executive Team (“CET”);

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eCET;
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Monthly Business Review participants;
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Designated Finance, Legal, Marketing, Communications and Strategy Team Members;
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Any Family Member of the above individuals; and
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Any Related Entity of the above individuals.

From time to time, the Chief Legal Officer may designate other individuals as a Restricted Person. The Legal Team will notify individuals by email when it designates them as Restricted Persons, and those individuals will receive regular email notices regarding upcoming trading window periods.

Quarterly Closed Trading Windows

CARS has four closed trading periods annually (the ”Quarterly Closed Trading Windows”). Quarterly Closed Trading Windows typically begin on the 15th day of the third month of each fiscal quarter (i.e., March 15th, June 15th, September 15th, and December 15th). The trading window remains closed until the close of trading on the second trading day after CARS issues its earning announcement for that quarter. At that point, the trading window reopens.

For example, if an earnings announcement is made before trading commences on the New York Stock Exchange on a Thursday, a Restricted Person may trade in CARS Securities starting on the following Monday, because two full trading days have elapsed. If an announcement is made after trading begins on a Thursday, a Restricted Person may not trade in CARS Securities until the following Tuesday.

Designated Closed Trading Window

The Chief Legal Officer may, from time to time, notify a Restricted Person that they are subject to a closed trading window based on their involvement in or knowledge of a specific matter (“Designated Closed Trading Window”). Restricted Persons who receive such notice are prohibited from trading in CARS Securities until they receive written notice from the Chief Legal Officer.

Generally, Restricted Persons are permitted to trade CARS Securities other than during a closed trading window. However, even if the trading window is open, CARS prohibits Restricted Persons from trading in CARS Securities while in possession of material, non-public information.

2.
Preclearance

Even when the trading window is open, the following individuals must obtain approval from the Chief Legal Officer before trading in CARS Securities:

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Members of the Board of Directors;

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Each Executive Officer and Section 16 Officer (as designated by the Board of Directors);
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Each member of CET; and
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Other individuals designated by the Chief Legal Officer.

The pre-clearance request must include: (i) the identity of the person proposing the transaction; (ii) the date and type of the proposed transaction; (iii) the number of securities involved in the proposed transaction; (iv) confirmation that the person proposing the transaction does not have material, non-public information; and (v) such other information as the Chief Legal Officer may request. The Chief Legal Officer has no obligation to approve a transaction submitted for pre-clearance. If the Chief Legal Officer grants pre-clearance, the transaction must be completed within two (2) trading days following the date on which pre-clearance is granted, and confirmation of the completed transaction must be delivered to the Chief Legal Officer. If the transaction is not completed within that period, pre-clearance of the transaction must be re-requested. This pre-clearance requirement does not apply to any trades under a valid Rule 10b5-1 trading plan.

D.
Exempt Transactions

While this Policy generally prohibits trading in CARS Securities while in possession of material, non-public information or during closed trading windows, certain limited exceptions apply. These exemptions are narrowly defined to address specific circumstances where the risk of insider trading is deemed minimal or the transaction is not based on material, non-public information.

1.
Rule 10b5-1 Plans

This Policy does not apply to trades that occur pursuant to a written plan complying with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act”). Rule 10b5-1 provides an affirmative defense to claims of insider trading for trades made pursuant to a binding, written trading plan that satisfies the requirements of the rule. An individual must enter a Rule 10b5-1 trading plan in good faith, during an open trading window, and while not in possession of material, non-public information. A Rule 10b5-1 trading plan must also comply with other requirements under the rule, including the required “cooling off period” of at least 90 days before any transactions under the plan can begin after its adoption or modification.

Directors and Section 16 Officers must pre-clear any new Rule 10b5-1 trading plan, or any modification or termination of an existing plan, with the Chief Legal Officer thirty (30) days prior to entry. Directors and Section 16 Officers must also certify that they are: (i) not aware of any material, non-public information about CARS; and (ii) they are adopting the Rule 10b5-1 trading plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5-1.

2.
Bona Fide Gifts

Bona fide gifts of CARS Securities are generally permitted, provided the Covered Person making the gift does not have reason to believe that the recipient intends to sell the securities while the Covered Person is in possession of material, non-public information.

3.
Vesting of Restricted Stock Units (RSUs) or Performance Share Units (PSUs)

The automatic vesting of RSU or PSUs and the delivery of shares upon such vesting are exempt, as these are not "trades.” Any subsequent sale of shares acquired upon vesting is subject to this Policy, including closed trading windows and the prohibition against trading while in possession of material, non-public information.

4.
Purchases under CARS’ Employee Stock Purchase Plan (ESPP) or 401(k) Plan

Purchases of CARS Securities through an automatic enrollment or contribution under an employee benefit plan, such as a 401(k) plan or an Employee Stock Purchase Plan (ESPP), are generally exempt. These transactions are typically initiated by election to participate in the plan, not by individual trading decisions. Sales of CARS Securities acquired through these plans are subject to this Policy, including closed trading windows and the prohibition against trading while in possession of material, non-public information. Changes to contribution elections or discontinuing participation in such plans are also generally not exempt and may be restricted during blackout periods.

E.
Post-Termination Obligations

This Policy continues to apply even after termination of employment with CARS. If your employment ends while you possess material, non-public information, you cannot trade in CARS Securities until that information becomes public or is no longer material.

IV.
Violations of this Policy

Insider Trading is a serious crime. The U.S. Securities and Exchange Commission (“SEC”) and the U.S. Department of Justice (“DOJ”) regularly and vigorously pursues insider trading violations. In addition to any disciplinary actions CARS may impose, insider trading can lead to administrative, civil or criminal proceedings, which may result in substantial fines and civil penalties, disqualification from serving as an officer or director of a public company or even incarceration. Insider Trading can also cause significant negative consequences for CARS, such as considerable fines, legal expenses, damage to our reputation, and interruptions to business operations.

If you are aware of or suspect any conduct that violates this Policy, immediately report it to the Chief Legal Officer.

Effective Date: August 11, 2017

Revised Date: September 11, 2025

Policy Contact: Legal Department

Applies to: Cars.com Inc. and its subsidiaries